EXHIBIT 10.1

FIRST AMENDMENT TO LETTER AGREEMENT

This First Amendment (“Amendment”) is entered into as of October 9, 2018 by and between Las Vegas Sands Corp., a Nevada corporation ("LVSC"), and Las Vegas Sands, LLC, a wholly owned subsidiary of LVSC (together with LVSC, the “Company”) and Lawrence A. Jacobs (“you”) for the purpose of amending, changing and modifying terms of that certain letter agreement between the Company and you, dated August 23, 2016 (the “Agreement”) in accordance with Section 18 of the Agreement. The reason for this Amendment is your desire to pursue other opportunities and interests. Therefore, we have agreed to this Amendment to provide for an orderly transition of your duties and to allow you to depart the Company earlier than anticipated in the Agreement.

In consideration of the mutual promises, covenants, conditions and provisions contained herein, the Company and you agree as set forth below.

1.Defined Terms. Capitalized terms that are used but not defined in this Amendment shall have the meanings assigned to those terms in the Agreement.

2.Term. Section 3 (Term) of the Agreement is deleted in its entirety and replaced with the following language:

“3. Term.

(a)
The term of your employment under this Agreement shall commence as of September 6, 2016 and shall terminate upon two (2) weeks’ notice to you from the Company unless terminated sooner as provided under the terms of the Agreement. You may also terminate your employment and this Agreement by providing two (2) weeks’ notice to the Company.

(b)	Upon notice of termination by either you or the Company in accordance with subparagraph (a) above, you shall be entitled to receive:

(i.)	Full payment of the amount of your Bonus Incentive for 2018, i.e., $890,000, (subject to withholdings) on or before December 31, 2018; and

(ii.)
should the termination of your employment pursuant to subparagraph (a) above occur after December 31, 2018, you shall be entitled to receive a pro rata payment of your Bonus Incentive for 2019 payable upon termination of your employment in accordance with the Company’s normal payroll cycle; and

(iii.)
subject to approval by the Compensation Committee of the Company’s Board of Directors, accelerated vesting of the second tranche of options awarded and scheduled to vest on September 6, 2019 as set forth in Section 6 of the Agreement; provided, however, that if your employment terminates prior to or on March 31, 2019, you will not be entitled to this benefit; and

(iv.)	reimbursement for expenses incurred, but not paid prior to notice of termination, subject to receipt of supporting information by the Company consistent with Company policy; and

(v.)
a relocation to the city of your choice in the continental United States pursuant to the Company’s relocation policy; provided, however, that if you give such notice prior to or on March 31, 2019, you will not be entitled to this benefit; and

(vi.)	such other compensation and benefits as may be required by applicable law.”

3.Other Activities. Notwithstanding anything in the Agreement to the contrary, you shall be permitted during the Term to engage in other activities that do not compete with the Company and do not interfere with your duties. These other activities include, but are not limited to, joining the board of other companies or entities that do not compete with the Company, and associating with a law firm in an “Of Counsel” position so long as the law firm is not actively representing any other person or entity in a matter adverse to the Company.

4.Transitioning of Duties. At any time during the Term, you shall assist with the transitioning of your position as Executive Vice President and Global General Counsel to a successor, including, but not limited to, assisting in the recruitment of your successor as requested, and transitioning some or all of your status, position, duties or responsibilities, in accordance with the directions of the Company’s Chairman & CEO, or his designee.

5.Amendment and Transitioning Are Not Good Reason or without Cause. You acknowledge and agree that (a) this Amendment and any of the circumstances and/or negotiations leading up to this Amendment will not be construed so as to be the basis for a termination of your employment by you for Good Reason or by the Company without Cause and (b) notwithstanding anything to the contrary in Section 13b. of the Agreement, the transitioning set forth in Section 4 of this Amendment shall not constitute Good Reason or termination by the Company without Cause.

6.Entire Agreement. This Amendment and the Agreement contain the entire agreement between the Company and you with respect to the subject matter hereof and no representations, oral or written, are being relied upon by either the Company or you in executing this Amendment other than the express representations of this Amendment and the Agreement.

7.Original Agreement. Except as expressly modified by this Amendment, the terms and conditions of the Agreement are, and shall continue to remain, in full force and effect. In the event of a conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall control.

The Company and you have read, understood, and duly executed this Amendment by their signatures, effective October 9, 2018.

LAWRENCE A. JACOBS	LAS VEGAS SANDS CORP.
/s/ Lawrence A. Jacobs	By:	/s/ Sheldon G. Adelson
	Name:	Sheldon G. Adelson
	Title:	Chairman & CEO

LAS VEGAS SANDS, LLC
	By:	/s/ Sheldon G. Adelson
	Name:	Sheldon G. Adelson
	Title:	Chairman & CEO

3